POWER OF ATTORNEY


By this Power of Attorney given this 14th day of March 2005, David C. Moran, an individual residing at 305 Olde Chapel Trail, Pittsburgh, Pennsylvania 15238, authorizes Theodore N. Bobby, Esquire, Senior Vice President and General Counsel of H. J. Heinz Company, Patrick J. Guinee, Esquire, Assistant General Counsel of
H. J. Heinz Company, and Rene D. Biedzinski, Corporate Secretary of H. J. Heinz Company, a Pennsylvania corporation with offices located at 600 Grant Street, 60th Floor US Steel Building, Pittsburgh, Pennsylvania (collectively, the "Attorneys," and each, individually, the "Attorney"), to perform the following on my behalf:

            To prepare, execute, and file on my behalf all Forms 3, 4, and 5, and amendments thereto, necessary or appropriate to comply with Section 16 of the Securities Exchange Act of 1934 (the "Act") and the rules and regulations promulgated pursuant to the Act.

This Power of Attorney is valid until revoked by me.




          /s/ David C. Moran
----------------------------------------
              David C. Moran